UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 03, 2009

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CRYOLIFE, INC.
(Exact name of registrant as specified in its charter)
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Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia  30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

_____________________________________________________________
(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5   Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2009, CryoLife, Inc. (the “Company”) and Steven G. Anderson, the Company’s Chairman of the Board of Directors, President and Chief Executive Officer, amended Mr. Anderson’s Second Amended and Restated Employment Agreement (the “Agreement”).  The amendments (i) extended the term of the Agreement from December 31, 2010 to December 31, 2012, (ii) increased Mr. Anderson’s annual vacation days from 20 days to 30 days, (iii) clarified that Mr. Anderson may terminate the Agreement due to disability and receive his full severance payment and (iv) increased from $25,000 to $30,000 the maximum annual insurance premium payable by the Company with respect to medical benefits for Mr. Anderson and his spouse following termination of Mr. Anderson’s employment.  In addition, on November 3, 2009, in consideration of the amendments to the Agreement, Mr. Anderson agreed to waive the 2010 cost of living increase to his annual salary that is provided for by the Agreement.

The other material terms of the Agreement remain unchanged.  A description of these terms is contained in the Company’s Current Report on Form 8-K filed August 1, 2007, which is incorporated by reference herein.

The Company’s Board of Directors currently intends to further amend the Agreement in December 2009 in order to comply with a provision that requires the Company to amend the Agreement, as soon as practicable after November 3, 2009, to remove Section 9(b) of the Agreement, as well as a similar provision in the Company’s Bylaws.  Section 9(b) of the Agreement provides that any severance payments made to Mr. Anderson will be limited to the equivalent of his salary paid during the last three completed fiscal years, including bonuses and guaranteed benefits, and that any gross-up payment made to Mr. Anderson will be reduced in order to comply with this provision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: November 3, 2009	By:	/s/ D.A. Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President, Chief
Operating Officer and Chief
Financial Officer